UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Industrial Enterprises of America, Inc.
(formerly known as Advanced Bio/Chem, Inc.)
(Exact name of registrant as specified in its charter)

     Nevada                          13-3963499
 (State or other jurisdiction of                  (I.R.S. Employer Identification No.)
incorporation or organization)

      770 South Post Oak Lane, Suite 330   Houston, Texas          77056
(Address of principal executive offices)            (Zip Code)

2004 Stock Option Plan
(Full title of plan)

Incorp Services, Inc.
3155 E. Patrick Lane, Suite 1
 Las Vegas, Nevada  89120-3481
(Name and address of agent for service)

Copies to:
James W. Margulies
Margulies & Levinson LLP
30100 Chagrin Blvd., Suite 250
Pepper Pike, Ohio 44124

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 Par Value	15,000,000(1)	$0.23(2)	$3,450,000	$406.07

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers additional shares of Common Stock that may be issued or become issuable under the terms of the Plan in order to prevent dilution resulting from any stock split, stock dividend or similar transaction.
(2) Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Stock reported on the Pink Sheets on January 20, 2005.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of Industrial Enterprises of America, Inc. (formerly known as Advanced Bio/Chem, Inc.) (the “Company”), previously filed with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

(a)	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(b)	The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004; and

(c)	The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10-SB (Registration No. 000-30646), filed with the Commission on May 23, 2000 and any amendments and reports filed for the purpose of updating that description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, other than the portions of such documents which by statute, by designation in such documents or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada General Corporation Law (the “General Corporation Law”) sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. This section provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection therewith if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation (unless it is proven that such person’s action or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud, or a knowing violation of law).

With respect to a suit by or in the right of the corporation, indemnity may be provided to the persons listed in the above paragraph under Section 78.7502 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the court in which such action, suit or proceeding was brought or other court of competent jurisdiction determines that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems appropriate. Moreover, Section 78.7502 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding. Section 78.751 of the General Corporation Law provides that the articles of incorporation, the bylaws, or an agreement made by the corporation may provide that the expenses of an officer or director in defending an action, suit or proceeding must be paid as they are incurred and before the final disposition of the action, upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 78.751 also provides that the indemnification may not be made (unless ordered by a court or for the advancement of expenses made as described in the foregoing sentence) if a final adjudication establishes that the person’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action. Together, Sections 78.7502 and 78.751 establish provisions for determining that a given person is entitled to indemnification. Section 78.751 also states that the indemnification provided by or granted under these sections is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Both the Company’s By-laws (in Section IV) and Section 78.752 of the General Corporation Law provide that a corporation may purchase insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. The “other financial arrangements” made by the corporation may include the following: (i) the creation of a trust fund; (ii) the establishment of a program of self-insurance; (iii) the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and (iv) the establishment of a letter of credit, guaranty or surety (unless the person is found to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court).

Article VIII of the Articles of Incorporation provides that the personal liability of the directors and officers of the Company is eliminated to the fullest extent permitted by the General Corporation Law. Likewise, each of Article IX of the Articles of Incorporation and Article IV of the By-laws provides that the Company will, to the fullest extent permitted by the General Corporation Law, indemnify any director, officer, employee or agent of the Company or any person who was serving at the request of the Company in a similar capacity with another corporation or other entity against any and all expenses, liability or loss. Further, Article IV of the By-laws permits the Company to pay the expenses of the officers and directors incurred in defending a civil or criminal action, suit or proceeding as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9. Undertakings.

(a)   The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 24th day of January, 2005.

Industrial Enterprises of America, Inc.
(Registrant)

Date: January 24, 2005
By: /s/ John D. Mazzuto
John D. Mazzuto, Chief Financial
Officer, Vice Chairman, Assistant
Secretary and a Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: January 24, 2005
By: /s/ Crawford Shaw
Crawford Shaw, Chief Executive Officer
Chairman of the Board, President and a Director

Date: January 24, 2005
By: /s/ Dennis O’Neill
Dennis O’Neill, Controller

EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen Certificate of Common Stock, par value $0.001 per share, of the Company, which is incorporated herein by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (Registration No. 000-30646), as filed with the Commission on December 30, 2004.
4.2	Industrial Enterprises of America, Inc. (formerly known as Advanced Bio/Chem, Inc.) 2004 Stock Option Plan.
5.1	Opinion of Margulies & Levinson LLP as to the validity of the securities being offered.
23.1	Consent of Fitts, Roberts & Co., P.C.
23.2	Consent of Margulies & Levinson LLP (included in Exhibit 5.1).